Exhibit 5.01

OSWALD & YAP LLP

Lawyers

16148 Sand Canyon

Irvine, California  92618

Telephone: (949) 788-8900

Fax:  (949) 788-8980

February 23, 2012

iVoiceIdeas, Inc.

Arboretum Great Hills

9600 Great Hills Trail

Austin, TX  78759

RE:

iVoiceIdeas, Inc.

Registration Statement 333-178627; 10,000,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to iVoiceIdeas, Inc., a Nevada corporation (the “Company”) in connection with the Company's Registration Statement on Form S-1 as filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) (the “Registration Statement”), which relates to the registration of 10,000,000 shares of common stock (the “Registered Securities”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no other opinions are expressed herein nor should they be inferred as to any matter pertaining to the contents of the Registration Statement or related Prospectus of the Company (the “Prospectus”) other than as expressly stated herein with respect to the issuance of the Registered Securities.

We have examined originals or copies, certified of otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others as to factual matters without having independently verified such factual matters.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that as of the date hereof, the Registered

Re: iVoiceIdeas, Inc.

February 23, 2012

Securities will be, when sold pursuant to the Prospectus, validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada as currently in effect, and we render no opinion as to the laws of any other state, the Federal laws of the United States, state blue sky laws, or any foreign jurisdictions.  This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion letter is prepared for your use in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act solely for such purpose.  We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Interests of Named Experts and Counsel - Legal Matters.”  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Oswald & Yap LLP,

A California limited liability partnership

/s/ Oswald & Yap, LLP